Exhibit 99.1

                   MoSys Updates Second Quarter 2006 Guidance

     SUNNYVALE, Calif.--(BUSINESS WIRE)--July 10, 2006--MoSys, Inc. (Nasdaq:MOSY), the industry's leading provider of high-density system-on-chip
(SoC) embedded memory intellectual property (IP), today announced that it has adjusted guidance for the second quarter ended June 30, 2006.
     "During the second quarter, we concluded negotiations on a large 65nm technology license and royalty agreement with a major integrated device manufacturer (IDM). However, we now expect to sign the agreement this month and recognize the license fee as revenue in the third quarter of 2006. It is important to note that MoSys would have exceeded the high end of its guidance for the second quarter if the revenue from this agreement had been recognized in the quarter, as planned. As a result of this deferral, we now expect total revenue for the second quarter of 2006 to be approximately $2.3 million," stated Chet Silvestri, CEO of MoSys, Inc. "While we are disappointed that we did not complete our agreement with this IDM prior to the end of the second quarter, we are pleased that they have decided to move forward with MoSys' technology, as we offer the most scalable and cost-effective solution for advanced geometries. The industry's movement to 65nm is continuing at a rapid pace and we are experiencing strong interest in our 65nm licensing program. We will provide more detailed guidance for the third quarter during our second quarter 2006 earnings release conference call."
     MoSys plans to release second quarter 2006 financial results on Wednesday, August 2, 2006 after the market closes. The earnings call will be held at 1:30 p.m. PST.
     MoSys' original guidance for the second quarter of 2006 was published in the Company's first quarter 2006 financial results release dated May 2, 2006. This release may be found on the Investor Relations section of MoSys' website at http://www.mosys.com.

     About MoSys, Inc.

     Founded in 1991, MoSys, Inc. (Nasdaq:MOSY), develops, licenses and markets innovative memory technologies for semiconductors. MoSys' patented 1T-SRAM technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. The single transistor bit cell used in 1T-SRAM memory results in the technology achieving much higher density than traditional six transistor SRAMs while using the same standard logic manufacturing processes. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, contributing to making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys' licensees have shipped more than 98 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys' website at http://www.mosys.com.

     Forward-Looking Statements

     This press release may contain forward-looking statements about MoSys, ("the Company") including, without limitation, benefits and performance expected from use of the Company's 1T-SRAM technology.
     Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include but are not limited to, customer acceptance of our 1T-SRAM technologies, the timing and nature of signing license agreements with our customers and their requests for our services under existing license agreements, the timing of customer acceptance of our work under such agreements, the level of commercial success of licensees' products such as cell phone hand sets, ease of manufacturing and yields of devices incorporating our 1T-SRAM, our ability to enhance the 1T-SRAM technology or develop new technologies, the level of intellectual property protection provided by our patents, the vigor and growth of markets served by our licensees and customers and operations of the Company and other risks identified in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that the Company files from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

     1T-SRAM(R) is a MoSys trademark registered in the U.S. Patent and Trademark Office. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.


     CONTACT: MoSys, Sunnyvale
              James R. Pekarsky, 408-731-1800
              or
              Shelton Group Investor Relations
              Kellie Nugent, 972-239-5119 x125
              knugent@sheltongroup.com


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